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                                                                    EXHIBIT 23.2

                         INDEPENDENT AUDITORS' CONSENT

  We consent to the use in Amendment No. 1 to Registration Statement No. 333-2241 of Continental Cablevision, Inc. and its subsidiaries on Form S-4 of our report dated February 14, 1996 (which contains an explanatory paragraph regarding a change in accounting for income taxes and investments in 1993 and 1994, respectively), appearing in the Prospectus, which is part of this Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

  Our audits of the consolidated financial statements referred to in our aforementioned report also included the financial statement schedules of Continental Cablevision, Inc. and its subsidiaries, listed in Item 21. These financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits. In our opinion, such financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

Deloitte & Touche LLP

Boston, Massachusetts

April 25, 1996